ADDvantage Technologies Revenue Full-Year Increases 56% to $97.0 million
Improves Bottom Line by $7.0 million

Telco Sales Increase 59%, Wireless Revenues Up 49%, for Year-Ended December 31, 2022

Carrollton, Texas, March 21, 2023 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported financial results for the three and 12 months ended December 31, 2022, the fourth quarter of 2022. The Company has changed its fiscal year end from September 30 to December 31 and the current fiscal year runs from January 1, 2022 through December 31, 2022 (fiscal 2022).

“This was a milestone year for ADDvantage Technologies, as we grew both our segments and delivered full-year positive net income, even with a challenging fourth quarter impacted by weather and economic headwinds,” commented Joe Hart, Chief Executive Officer. “Our Telco segment drove the majority of our growth, and this business benefits from customers seeking lower-cost technology such as our high-quality optical transport and refurbished end-user solutions. Our Wireless segment grew steadily throughout the year, delivering 49% year-over-year growth. We continue to gain market share in our target regions.”

“Recent upheaval in the wireless industry, and struggles of longstanding players, is creating new and exciting opportunities for us,” continued Mr. Hart. “Leading carriers are seeking new partners, partly due to the volume of work and partly due to issues involving legacy providers. We are well-positioned to secure new, long-term contracts due to our strong relationships with carriers and our capabilities.”

Financial Results for the Three Months ended December 31, 2022

Fourth quarter sales were $19.6 million, an increase of $0.9 million, or 5% compared to $18.7 million last year. The increase was primarily due to an increase of $0.8 million, or 11% in Wireless revenue due to 5G tower work, and an increase of $0.1 million, or 1%, in Telco revenue.

Gross profit was $5.3 million, or 27% gross margin, compared to gross profit of $4.6 million, or 25% gross margin, for the same period last year. Operating expenses decreased $0.3 million, or 10%, to $2.2 million reflecting the previously announced cost-reduction initiatives. Consolidated selling, general and administrative ("SG&A") expenses include overhead, which consist of personnel, insurance, professional services, communication, and other cost categories, decreased $0.6 million or 16%, to $3.1 million for the three months ended December 31, 2022 from $3.7 million for the same period last year.

Net loss for the quarter was $0.5 million, or $(0.04) per basic and diluted share, compared to a net loss of $2.0 million, or $(0.16)per basic and diluted share, for the fourth quarter last year. The December quarter is typically slow due to weather which impacts Wireless work, and holidays which impact Telco sales.

Financial Results for the 12 Months ended December 31, 2022 (the period from January 1 to December 31)

For fiscal 2022, sales were $97.0 million, an increase of 56% compared to $62.2 million for the fiscal year ended September 30, 2021. Wireless segment revenue increased 49% to $30.8 million and Telco segment revenue increased 59% to $66.2 million.

Gross profit was $27.8 million, or 29% gross margin, compared to gross profit of $16.1 million, or 26% gross margin, for the prior year. Operating expenses increased $0.5 million to $9.8 million. Full-year net income was $0.5 million, or $0.03 per basic and diluted share, compared to a net loss of $6.5 million, or $(0.52) per basic and diluted share last year.

Balance sheet

Cash and cash equivalents were $3.7 million as of December 31, 2022, compared with $2.4 million at December 31, 2021. As of December 31, 2022, the Company had net inventories of $9.6 million.

During the year ended December 31, 2022, the Company paid off its line of credit. Outstanding debt as of December 31, 2022 was $1.9 million, consisting of vehicle financing leases.

Earnings Conference Call

The Company will host a conference call on Tuesday, March 21, 2023 at 5 p.m. Eastern.

Date:                     Tuesday, March 21, 2023
Time:                     5 p.m. Eastern
Toll-free Dial-in Number:            1-877-407-9039
International Dial-in Number:        1-201-689-8470
Conference ID:                13736536

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through April 4, 2023.

Toll-free Replay Number:         1-844-512-2921
International Replay Number:         1-412-317-6671
Replay Passcode:             13736536

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$2,552	$1,837
Restricted cash	1,101	581
Accounts receivable, net of allowances of $262 and $250, respectively	1,682	6,469
Unbilled revenue	5,005	2,219
Income tax receivable	102	—
Inventories, net of allowance of $3,871 and $3,567, respectively	9,563	5,653
Prepaid expenses and other current assets	1,399	1,371
Total current assets	21,404	18,130

Property and equipment, at cost:
Machinery and equipment	5,542	5,354
Leasehold improvements	899	821
Total property and equipment, at cost	6,441	6,175
Less: Accumulated depreciation	(3,057)	(2,558)
Net property and equipment	3,384	3,617
Right-of-use lease assets	1,540	2,466
Intangibles, net of accumulated amortization	709	1,027
Goodwill	58	58
Other assets	123	128

Total assets	$27,218	$25,426

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,407	$6,812
Accrued expenses	1,445	1,184
Deferred revenue	148	207
Bank line of credit	—	2,050
Right-of-use lease obligations, current	1,204	1,177
Finance lease obligations, current	636	652
Other current liabilities	442	706
Total current liabilities	13,282	12,788
Right-of-use lease obligations, long-term	635	1,839
Finance lease obligations, long-term	1,254	1,484
Total liabilities	15,171	16,111
Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 14,132,033 and 13,041,127 shares issued and outstanding, respectively	141	130
Paid in capital	2,585	335
Retained earnings	9,321	8,850
Total shareholders’ equity	$12,047	$9,315

Total liabilities and shareholders’ equity	$27,218	$25,426

ADDvantage Technologies Group, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Year Ended
	December 31,		December 31,	September 30,
	2022	2021	2022	2021
Sales	$19,554	$18,690	$97,028	$62,160
Cost of sales	14,213	14,059	69,239	46,033
Gross profit	5,341	4,631	27,789	16,127
Operating expenses	2,245	2,500	9,845	9,329
Selling, general and administrative expense	3,112	3,688	15,571	14,890
Depreciation and amortization expense	309	345	1,234	1,228
Gain on disposal of assets	29	—	338	23
Income (loss) from operations	(296)	(1,902)	1,477	(9,297)
Other income (expense):
Gain on extinguishment of debt	—	—	—	2,955
Interest income	—	—	—	135
Interest expense	(42)	(55)	(176)	(238)
Other expense	(147)	(72)	(822)	(110)
Other income (expense), net	(189)	(127)	(998)	2,742

Income (loss) before income taxes	(485)	(2,029)	479	(6,555)
Income tax provision (benefit)	8	—	8	(53)

Net income (loss)	$(493)	$(2,029)	$471	$(6,502)

Income (loss) per share:
Basic and diluted	$(0.04)	$(0.16)	$0.03	$(0.52)
Shares used in per share calculation:
Basic and diluted	14,023,911	12,683,312	13,484,271	12,401,043

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented also excludes stock compensation expense, gain on extinguishment of debt, impairment of intangibles and right of use assets, other income, other expense, interest income and income from equity method investment.  Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
A reconciliation by segment of loss from operations to Adjusted EBITDA follows, in thousands:

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(933)	$637	$(296)	$(2,326)	$424	$(1,902)
Depreciation and amortization expense	188	121	309	220	125	345
Stock compensation expense	40	30	70	144	137	281
Adjusted EBITDA	$(705)	$788	$83	$(1,962)	$686	$(1,276)

	For the year ended December 31, 2022			For the year ended September 30, 2021
	Wireless	Telco	Total	Wireless	Telco	Total
Income (loss) from operations	$(4,792)	$6,269	$1,477	$(6,864)	$(2,433)	$(9,297)
Depreciation and amortization expense	749	485	1,234	715	513	1,228
Stock compensation expense	274	296	570	516	493	1,009
Adjusted EBITDA	$(3,769)	$7,050	$3,281	$(5,633)	$(1,427)	$(7,060)